Exhibit 10.1

Dear Keith Terreri,	November 13, 2023

We are very pleased to offer you a position with Sow Good, Inc., as our Chief Financial Officer. Your start date would be December 4th,2023. Your core responsibilities would be all CFO Functions typical for a business our size.

Your compensation package is as follows: Base Salary: $270,000

Bonus: Up to 25% of salary based on Financial, Reporting, Audit, and Team Building Criteria for Year 2024.

Stock Options 27,000 with a vesting schedule such that 60% with a vesting schedule such that 60% shall vest 3 years past grant date and 20% of the total grant shall vest on year 4 and 5.

Vacation: 3 weeks per year which begins vesting after 60 days and 4 weeks per year after your 2- year anniversary. Vacation can only be used in a maximum of two-week increments.

Health which currently is BCBS Gold, dental and vision for the employee and Spouse is covered at 100%.

Upon acceptance, this letter will constitute the entire understanding between you and Sow Good with regards to your employment with us, and no previous understanding between you and Sow Good, verbal or written shall modify this letter. SOWG will be sending a full employment contract 3-5 days after Offer Letter is signed.

If the above proposal is acceptable, please sign this letter in the space provided below and return it to Sow

Good.

Sincerely

/s/ Claudia Goldfarb

Claudia Goldfarb

CEO

/s/ Keith Terreri	11/13/23
Accepted by	Date